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                                                                   Exhibit 10.46



                          AGREEMENT AND GENERAL RELEASE
                                  BY AND AMONG
                         LITHIUM TECHNOLOGY CORPORATION
                               AND GEORGE FERMENT


         THIS AGREEMENT ("Agreement") is entered into and given as of this 31st day of May, 2000 by and between Lithium Technology Corporation (the "Company"), and George Ferment ("Ferment") on the following terms and conditions:

                                    RECITALS

         A. Ferment has been employed as an officer of the Company pursuant to the terms of an Employment Agreement dated July 24, 1996 as amended and extended (the "Ferment Employment Agreement") and served on its Board of Directors.

         B. On January 19, 2000 the Company and Pacific Lithium Limited ("PLL") entered into a Merger Agreement providing for the merger of the Company with and into PLL (the "Merger") after the domestication of PLL to Delaware, its name change to Ilion Technology Corporation ("Ilion") and the initial public offering of Ilion (the "Ilion IPO").

         C. Ferment desires to resign from the Company effective on the date hereof.

         E. The parties desire to enter into an amicable resolution relating to the end of the employment relationship between the Company and Ferment.

         NOW THEREFORE, for full and adequate consideration, the sufficiency of which is hereby acknowledged by Ferment, the parties hereby agree as follows:

1. In full consideration of Ferment's execution of this Agreement, and his agreement to be legally bound by its terms, the parties agree as follows:

         (a) The Company shall (i) pay Ferment his salary from the date hereof until June 30, 2000 and (ii) pay to Ferment an amount equal to $77,500 (6 months salary) on June 30, 2000.

         (b) Ferment shall be entitled until June 30, 2000 to receive all benefits under the Corporation's medical insurance, disability insurance, life insurance and other benefit plans as are then in effect for executives of the Corporation

         (c) All Company options shall be treated in accordance with the terms of the applicable Stock Option Agreement as amended from time to time by the Board of Directors and as further amended by any applicable employment agreements between the Company and Ferment.
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         (d) The Company shall cause the 92,520 Ilion stock options to be allocated to Ferment pursuant to Section 7.5 of the Merger Agreement (the "Ilion Options") to be issued to Ferment by Ilion on the later of the Ilion IPO or the Merger. The Ilion Options shall be 100% vested on the date of issuance and shall be exercisable for a period of 90 days after the shares underling the Ilion Options are (x) registered on an effective Form S-8 Registration Statement with the Securities and Exchange Commission and (y) eligible for sale under any contractual lock-up agreement between Ferment and Ilion.

         (e) Commencing on July 1, 2000 , in the event Ferment exercised his COBRA rights, the Company shall pay the medical insurance premium due on behalf of Ferment directly to the insurance provider until the earlier of (x) the date on which the Company has paid $12,000 in premium coverage, or (y) the date Ferment is employed and has medical coverage with such new employer.

         (f) The Company shall continue to cover Ferment under the Company's director and officer policy for a period of one year from the date hereof.

2. The Company agrees to support any claim by Ferment for unemployment insurance payments.

3. Ferment hereby resigns from all positions of any nature which he holds with the Company on the date hereof, including his position as a director of the Company; provided, however, Ferment hereby agrees to provide consultancy services to the Company, PLL and/or Ilion for a period of 12 months from and after the date hereof on an as needed basis (not to exceed three hours per month). These consultancy services shall be rendered for no additional consideration other than as set forth in Section 1 hereof and may be terminated by Ferment in the event that such consultancy services interfere or restrict him from gaining full time employment with another entity.

4. Ferment, for and in consideration of the undertakings of the Company contained herein, and intending to be legally bound does hereby release, remise and forever discharge the Company, as well as the Company's current and former shareholders, directors, officers, agents, members, managers, affiliates, attorneys and employees (the Company and all such persons and entities collectively, the "Recipients"), of and from any and all actions, suits, proceedings, controversies, claims and/or demands ("Claims") whatsoever, other than for a breach of this Agreement itself, so that Ferment shall not have any claim on or against the Company or the Recipients, directly or indirectly, arising from or relating to any matter undertaken, done, or omitted to be done from the beginning of the world to the date hereof, including, without limitation, any Claims arising out of or relating to Ferment's employment and resignation of employment with the Company. This releases all claims, including those of which Ferment is not aware and those not mentioned in this Agreement.

5. The Company, for and in consideration of the undertakings of Ferment set forth contained herein, and intending to be legally bound does hereby release, remise and forever discharge

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         Ferment, of and from any and all claims whatsoever, other than for a breach of this Agreement itself or any claim that would not be eligible for indemnification under Section 145 of the Delaware General Corporation Law, so that the Company shall not have any claim on or against Ferment, directly or indirectly, arising from or relating to any matter undertaken, done, or omitted to be done from the beginning of the world to the date hereof, including, without limitation, any Claims arising out of or relating to Ferment's employment with the Company. This releases all claims, including those of which the Company is not aware and those not mentioned in this Agreement.

6. Ferment and the Company further agree and covenant that neither of them, nor any person, organization or other entity on their respective behalves, will file, charge, claim, sue or cause or permit to be filed, charged or claimed any action for damages against each other (including injunctive, declaratory, monetary, relief or other) involving any matter occurring at any time since the beginning of Ferment's employment with the Company up to date of this Agreement or involving any continuing effects or any acts or practices which may have arisen or occurred prior to the date of this Agreement other than for a breach of the Agreement itself or any claim that would not be eligible for indemnification under Section 145 of the Delaware General Corporation Law. Ferment further agrees that he will not commence a claim, lawsuit, or other cause of action against the Company under Title VII of the Civil Rights Acts of 1964, as amended; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act ("ERISA") and any applicable state law equivalent of the foregoing federal statutes; or any other applicable federal, state or local statute. Ferment recognizes and acknowledges, further, that the obligation of the Company to provide the consideration recited herein is expressly contingent upon his fulfillment and satisfaction of the obligations set forth herein and that should he fail to comply with any of the covenants or provisions set forth herein, the Company can immediately cease the payment of any amount set forth in Section 1 which remains unpaid as liquidated damages.

7. Ferment and the Company agree that all obligations of Ferment and the Company under the Ferment Employment Agreement shall terminate on the date hereof other than Section 7 (Confidentiality), Section 8 (Non-Competition) and Section 9 (Remedies and Survival) shall survive. Notwithstanding the foregoing the parties acknowledge and agree that the one year period contained in Section 8 of the Ferment Employment Agreement is hereby amended to six months or such shorter period agreed to by the Company (the "Surviving Provisions").

8. The parties hereto shall not disparage or make any statements of a negative nature regarding any of the parties to this Agreement. The Company agrees to provide Ferment with a copy of any press release announcing or describing the resignation of Ferment prior to the release of the same.

9. Ferment certifies that he has read the terms of this Agreement and General Release, that he has had an opportunity to discuss it with an attorney, and that he understands its terms and effect. Ferment acknowledges, further, that he is executing this Agreement and General

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         Release of his own volition, with a full understanding of its terms and effects, and with the intention of releasing all claims recited herein in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him. Neither the Company nor its agents, representatives, or attorneys have made any representations to Ferment concerning the terms or effects of this Agreement and General Release other than those contained herein.
         Ferment further acknowledges that Gallagher, Briody & Butler and Thomas
         P. Gallagher provided legal advice solely to the Company with respect to this Agreement and that he has been advised to and has had an opportunity to consult with his own independent legal counsel.

10. The existence and the terms of this Agreement shall remain confidential and shall not be revealed to anyone by any party hereto.
         Notwithstanding the foregoing, disclosure to a third party may occur, to the minimum extent necessary, in the following situations:

         (a) insofar as disclosure is required pursuant to a subpoena or order issued by a court of competent jurisdiction or legislative body;

         (b) insofar as disclosure is reasonably necessary to carry out and effectuate the terms of this Agreement; and

         (c)      insofar as disclosure is otherwise required by law.

11. This Agreement and the Surviving Provisions constitute the entire agreement among the parties and supercedes any and all prior agreements or understandings between and among the parties or any of them arising out of or relating to the employment and termination of the employment of Ferment. This Agreement may be changed only by agreement in writing among the parties.

12. This Agreement shall be binding upon Ferment and his respective heirs, successors and assigns, and shall enure to the benefit of the Recipients and their respective heirs, successors and assigns.

13. This Agreement and any controversy which might arise herefrom will in all respects be interpreted, enforced and governed by the laws of the Commonwealth of Pennsylvania. The parties agree that this Agreement will be construed as a whole according to its fair meaning and is not to be strictly construed for or against either of the parties hereto.

14. This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement as of the date first above written.

                                       LITHIUM TECHNOLOGY CORPORATION


                                       By:      /s/ David J. Cade
                                                -------------------------------
                                                David J. Cade, Chairman and
                                                Chief Executive Officer


                                                /s/ George Ferment
                                       ----------------------------------------
                                                George Ferment, Personally

The foregoing Agreement is accepted by
Pacific Lithium Limited

By:      /s/ Robin T. Johannink
   ------------------------------------
Name: Robin T. Johannink
Title: Managing Director
Date: June 6, 2000

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